Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1735 Market Street
Philadelphia, PA 19103-7583

For further information contact:	For release: 8:00 a.m., April 30, 2008
Thomas Golembeski (media) 215-977-6298
Neal Murphy (investors) 866-248-4344

No. 7

SUNOCO LOGISTICS PARTNERS L.P. ACQUIRES TEXAS

REFINED PRODUCTS PIPELINE AND TERMINALS FROM

EXXON MOBIL

PHILADELPHIA, April 30, 2008 – Sunoco Logistics Partners L.P. (NYSE: SXL) announced today that it has signed definitive agreements to acquire a refined products pipeline system located in Texas from affiliates of Exxon Mobil Corporation.

The system consists of approximately 275 miles of refined products pipeline originating in Beaumont and Port Arthur and terminating in Hearne, Texas; another 197 miles of refined products pipeline originating in Beaumont and terminating in Waskom, Texas; and 6 refined product facilities located in Hearne, Hebert, Waco, Center and Waskom, Texas and Arcadia, Louisiana with combined storage capacity of 1.2 million shell barrels.

Exxon Mobil intends to remain a key customer for these pipeline and terminal facilities. Closing of the transaction is expected within the next 60 days, subject to certain closing conditions and any necessary third party approvals.

“The opportunities presented by this acquisition are very exciting. It enables geographic and customer base expansion of our core Northeast and Midwest refined products pipeline and terminals platform and provides Sunoco Logistics with a strong entry point for additional penetration into a growing Texas refined products market,” said Deborah M. Fretz, President and Chief Executive Officer. “We will be able to further leverage our strong presence in the area represented by our Nederland, Texas crude oil terminal and related crude oil pipelines.”

The transaction is expected to be immediately accretive to cash available for distribution to the Partnership’s limited partners and, more importantly, positions the Partnership to pursue further expansion opportunities in refined product pipelines and terminals in the Southwest.

The Partnership’s general partner has agreed to reduce the cash distributions attributable to its incentive distribution rights to accelerate the accretion in cash available for distribution to the limited partners from this acquisition. The amount of cash distributions to the general partner will be reduced by $5.5 million over 4 years.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,800 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 9.2 million shell barrels of refined product terminal capacity and 21.6 million shell barrels of crude oil terminal capacity (including approximately 15.2 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 26, 2008. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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